FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Distribution Agreement dated September 30th, 2021 (the “Agreement”) among Manager Directed Portfolios (the “Fund Company”), a Delaware statutory trust, Hood River Capital Management LLC, an Oregon limited liability company (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor” and, together with the Fund Company and Adviser, the “Parties”), has an Effective Date of May 31, 2024.

RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 11(b) of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the Parties agree as follows:

Exhibit A of the Agreement is replaced by the Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

MANAGER DIRECTED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Amber C. Kopp	By: /s/ Teresa Cowan
Name: Amber C. Kopp	Name: Teresa Cowan
Title: Secretary	Title: President
Date: May 29, 2024	Date: May 31, 2024
HOOD RIVER CAPITAL MANAGEMENT LLC

By:/s/ Brian Smoluch
Name: Brian Smoluch
Title: Principal
Date: May 31, 2024

EXHIBIT A

Hood River Small Cap Growth Fund
Hood River International Opportunity Fund
Hood River New Opportunities Fund